UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS

        Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                        UNITED CHINA ACQUISITIONS I CORP.
                 (Name of Small Business Issuer in its charter)


             Delaware                                         20-2929774
   (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                          3490 Route One, Building 16A
                           Princeton, New Jersey 08540
                    (Address of Principal Office) (Zip Code)

                    Issuer's telephone number: (609)514-9849

                                   Copies to:
                              Mary P. O'Hara, Esq.
                               Bondy & Schloss LLP
                         60 East 42nd Street, 37th Floor
                            New York, New York 10165
                            Telephone: (212) 661-3535
                           Telecopier: (212) 972-1677

           Securities to be registered under Section 12(b) of the Act:
                                      NONE

           Securities to be registered under Section 12(g) of the Act:

                     Common Stock, par value $.001 per share
                                (Title of class)

                                     PART I

Item 1. Description of Business

Background

United China Acquisitions I Corp. is a "blank check" company formed as a Delaware corporation on March 8, 2005. To date, our activities have been purely organizational, directed at developing our acquisition plan and raising initial capital. We have not commenced any commercial operations. We are a development stage company, whose business plan is to seek, investigate, and, if warranted, acquire one or more companies with significant business operations in the People's Republic of China (PRC) and to pursue other related activities intended to enhance shareholder value. The acquisition of a business opportunity may be made by purchase, merger, exchange of stock, or otherwise. We have very limited capital, and it is unlikely that we will be able to take advantage of more than one such business opportunity.

We have elected to file this Form 10-SB registration statement on a voluntary basis in order to become a reporting company under the Securities Exchange Act of 1934. At the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition.

Prior to the effective date of this registration statement, it is anticipated that our officers, directors, and non-management principal shareholders named herein will contact various parties in the PRC who are involved in business with substantial operations there to advise them of our company's existence and to determine if any companies or businesses they represent have a general interest in considering a merger or acquisition with a development stage company. No direct discussions regarding the possibility of a merger with our company are expected to occur until after the effective date of this registration statement. However, we cannot be certain that we will be successful in finding or acquiring a desirable business opportunity or that any acquisition that occurs will be on terms that are favorable to our company or its stockholders.

Our search will be directed toward small and medium-sized enterprises which have a desire to become public corporations (or subsidiaries of public parent corporations) in the United States. (See "Investigation and Selection of Business Opportunities").

We intend to concentrate our acquisition efforts on businesses that we believe to be undervalued or that we believe may realize a substantial benefit from being publicly owned in the United States. Given the above factors, investors should expect that any acquisition candidate may have little or no operating history, or a history of losses or low profitability.

We do not propose to restrict our search for investment opportunities to any particular industry, and may, therefore, engage in essentially any business, to the extent of our resources. This includes industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others. Our discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

As a consequence of this registration of our securities, any entity which has an interest in being acquired by, or merging into our company, is expected to be an entity that desires to become a public company and establish a public trading market for its securities. In connection with such a merger or acquisition, it is possible that an amount of stock constituting control of the company would either be issued by us or be purchased (in a share exchange or otherwise) from our current principal shareholder by the acquiring entity or its affiliates. If stock is purchased from the current shareholders, the transaction is very likely to be a private transaction rather than a public distribution of securities. The sale of a controlling interest by certain of our principal shareholders could occur at a time when our other shareholders remain subject to restrictions on the transfer of their shares.

Depending upon the nature of the transaction, our current officers and directors may resign their management positions in connection with a change in control of our company or our acquisition of a business opportunity. In the event of such a resignation, our current management would not have any control over the conduct of our business


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

following the change in control or our combination with a business opportunity.

We anticipate that business opportunities will come to our attention from various sources, including our officers, directors, stockholders, professional advisors, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. We have no specific plans, understandings, agreements, or commitments with any individual for such person to act as a finder of such opportunities. However, we have entered into an agreement with our principal shareholder, First Merchant Bankers, Inc., pursuant to which it has agreed to provide initial funding for our legal and accounting expenses, assist us in retaining professional services and locating a suitable acquisition candidate and advise us regarding the structure of such acquisition. This shareholder may enter into one or more agreements with third parties having contacts in the PRC for the purpose of locating suitable acquisition candidates for our company. The terms of any such agreement may require the payment of a finder's fee to the other party which may include issuance of shares of our common stock.

Investigation and Selection of Business Opportunities

To a large extent, a decision to participate in a specific business opportunity may be made upon management's analysis of the quality of the other company's management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes, the perceived benefit the business opportunity will derive from becoming a publicly held entity, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of the possible need to shift marketing approaches substantially, expand significantly, change product emphasis, change or substantially augment management, or make other changes. We will be dependent upon the owners of a business opportunity to identify any such problems which may exist and to implement, or be primarily responsible for the implementation of, required changes. Because we may participate in a business opportunity with a newly organized firm or with a firm which is entering a new phase of growth, we will incur further risks, because management in many instances may not have proven its abilities or effectiveness, the eventual market for the products or services of the business opportunity will likely not be established, and the business opportunity may not be profitable when acquired.

We anticipate that we will not diversify our business interests, but will essentially be limited to one venture. This lack of diversification will not permit us to offset potential losses from one business opportunity against profits from another, and might be considered an adverse factor affecting any decision to purchase our securities.

The analysis of business opportunities will be undertaken by or under the supervision of our officers and directors, some of whom are professional business analysts. Although there are no current plans to do so, our management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder's fee. In certain cases these consultants may be affiliated with our management. Because of our limited resources, it is likely that any finder's fee would be paid in stock and not in cash. Otherwise, we anticipate that we will consider, among other things, the following factors:

(1) Potential for growth and profitability, indicated by new technology, anticipated market expansion, or new products;

(2) Our perception of how any particular business opportunity will be received by the investment community and by our stockholders;

(3) Whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future of becoming sufficient to enable our securities to trade on a US market, which could include the Pink Sheets or the OTC Bulletin Board;

(4) Capital requirements and anticipated availability of required funds to be provided by financing or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

(5) The extent to which the business opportunity can be advanced;

(6) Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

(7) Strength and diversity of existing management, or management prospects that are scheduled for recruitment;

(8) The cost of our participation as compared to the perceived tangible and intangible values and potential; and

(9) The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.

Many, and perhaps most, of the business opportunities that might be potential candidates for a combination with our company would not satisfy the listing criteria for any stock exchange or the Nasdaq. As such, we would expect the shares of our company following such combination to trade either on the OTC Bulletin Board or the Pink Sheets, although we cannot be certain that a trading market will develop in either market.

No one of the factors described above will be controlling in the selection of a business opportunity, and management will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Potential investors must recognize that, because of our limited capital available for investigation and management's limited experience in business analysis, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

We are unable to predict when we may participate in a business opportunity. We expect, however, that the analysis of specific proposals and the selection of a business opportunity may take several months or more.

Prior to making a decision to participate in a business opportunity, we will generally request that we be provided with written materials regarding the business opportunity containing such items as a description of products, services and company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks, or services marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such company and its affiliates during relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements, or if they are not available, unaudited financial statements, together with reasonable assurance that audited financial statements would be able to be produced directly following completion of a merger transaction; and other information deemed relevant.

As part of our investigation, our executive officers and directors may meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise.

Our management believes that various types of potential merger or acquisition candidates might find a business combination with our company to be attractive. These include acquisition candidates desiring to create a public market for their shares in order to enhance liquidity for current shareholders, acquisition candidates which have long-term plans for raising capital through the public sale of securities and believe that the possible prior existence of a public market for their securities would be beneficial, and acquisition candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the possibility of development of a public market for their securities will be of assistance in that process.

Acquisition candidates which have a need for an immediate cash infusion are not likely to find a potential business combination with our company to be an attractive alternative.

Form of Acquisition

It is impossible to predict the manner in which we may participate in a business opportunity. Specific business opportunities will be reviewed as well as the respective needs and desires of our company and the promoters of the opportunity and, upon the basis of that review and our relative negotiating strength versus that of such promoters, the legal structure or method deemed by management to be suitable will be selected. Such structure may include, but is not limited to, purchase and sale agreements, share exchange agreements, joint ventures and other contractual arrangements. We may act directly or indirectly through an interest in a partnership, corporation or other forms of organization. Implementing such structure may require a merger, consolidation or reorganization with other corporations or forms of business organization including offshore vehicles. In addition, our present management and stockholders most likely will not have control of a majority of our voting shares following a merger or reorganization transaction. As part of such a transaction, our existing directors will likely resign and new directors may be appointed without any vote by stockholders.

The Securities and Exchange Commission ("SEC") maintains the view that securities issued by a blank check company such as ours cannot be resold under the exemption from registration provided by Rule 144 promulgated under the Securities Act of 1933 but must registered under the Securities Act of 1933. In some circumstances, however, as a negotiated element of the transaction, we may agree to register such securities either at the time the transaction is consummated, or under certain conditions at specified times thereafter. The issuance of substantial additional securities and their potential sale into any trading market that might develop in our securities may have a depressive effect upon such market.

We will participate in a business opportunity only after the negotiation and execution of a written agreement. Although the terms of such agreement cannot be predicted, generally such an agreement would require specific representations and warranties by all of the parties thereto, specify certain events of default, detail the terms of closing and the conditions which must be satisfied by each of the parties thereto prior to such closing, outline the manner of bearing costs if the transaction is not closed, set forth remedies upon default, and include miscellaneous other terms.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide to forego a specific business opportunity, the costs theretofore incurred in the related investigation would not be recoverable. Moreover, because many providers of services require compensation at the time or soon after the services are provided, our inability to pay until an indeterminate future time may make it difficult to procure such services.

Competition

We expect to encounter substantial competition in our efforts to locate attractive opportunities, primarily from business development companies, venture capital partnerships and corporations, venture capital affiliates of large industrial and financial companies, small investment companies, and wealthy individuals. Many of these entities may have significantly greater experience, resources, managerial capabilities or contacts in the PRC than we have and in that event, will be in a better position to obtain access to attractive business opportunities.

Administrative Offices

We currently maintain a mailing address at 3490 Route One, Building 16A, Princeton, New Jersey 08540 within the officer of our principal shareholder, First Merchant Bankers, Inc. Our telephone number is (609)514-9849. We pay no rent for the use of this location. Other than this mailing address, we do not currently maintain any other office facilities, and do not anticipate the need for maintaining office facilities at any time in the foreseeable future.

Employees

We are in the development stage and currently have no employees other than our management. Our management expects to use consultants, attorneys and accountants as necessary, and does not anticipate a need to engage any additional full-time employees so long as we are seeking and evaluating business opportunities. The need for


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

employees and their availability will be addressed in connection with the decision whether or not to acquire or participate in specific business opportunities.

Item 2. Management's Discussion and Analysis or Plan of Operation.

We remain in the development stage and, since inception, have experienced no significant change in liquidity or capital resources or stockholder's equity other than the receipt of proceeds in the amount of $23,000 from our inside capitalization funds. We have an accumulated deficit of $19,869 at May 31, 2005. Our balance sheet as at May 31, 2005 reflects a current and total asset value of $3,131and current liabilities of $12,997.

Plan of Operations

During our current fiscal year ending December 31, 2005, we plan to complete this registration under the Securities Exchange Act of 1934 and thereafter to initiate efforts to locate a suitable business acquisition candidate. There is no assurance as to when or whether we will locate a suitable business acquisition candidate or complete a business acquisition transaction.

Need for Additional Capital

We believe that we will require additional capital in order to pay the costs associated with completion and filing of this Registration Statement on Form 10-SB and the costs associated with compliance with our continuing reporting obligations under the Securities Exchange Act of 1934, as amended, for the fiscal year ending December 31, 2005. This additional capital will be required whether or not we are able to complete a business combination transaction during the fiscal year ending December 31, 2005. Furthermore, once a business combination is completed, our needs for additional financing are likely to increase substantially.

No specific commitments to provide additional funds have been made by management or other stockholders, and we have no current plans, proposals, arrangements or understandings to raise additional capital through the sale or issuance of additional securities prior to the location of a merger or acquisition candidate. Accordingly, we cannot be certain that any additional funds will be available to cover our current expenses.

Risks Associated With our Acquisition of a Target Business in the PRC

If the PRC does not continue its policy of economic reforms, it could, among other things, result in an increase in tariffs and trade restrictions on products we ultimately produce or sell following a business combination.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, "planned economy," meaning it has functioned and produced according to governmental plans and pre-set targets or quotas. However, in recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by the PRC government. Additionally, the government continues to play a significant role in regulating industrial development and the trading and disposition of financial assets. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC's entry into the World Trade Organization, the sole global international organization dealing with the rules of trade between nations. We believe this entry will open up the domestic banking and financial services industry to foreign participation. However, the PRC has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations may be strained and this may have a negative impact on China's economy.


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

If relations between the United States and the PRC deteriorate, it could cause potential target businesses or their goods or services to become less attractive.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. For instance, the United States recently announced its intention to impose new short-term quotas on Chinese clothing imports, which may be extended for several years. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the PRC in industries that may affect our ultimate target business. Relations may also be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could lead to a significant decrease in our profitability following a business combination.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in the services or products we may ultimately offer leading to a decline in our profitability.

Any devaluation or revaluation of currencies used in the PRC could negatively impact our target business's results of operations and could cause unfavorable changes in the cost of a target business as measured in dollars.

Because our objective is to acquire a target business having its primary operating facilities located in the PRC, and because substantially all revenues and income would be received in a foreign currency such as Renminbi, the main currency used in the PRC, the dollar equivalent of our net assets and distributions, if any, could be adversely affected by any revaluation of the Renminbi. The value of the Renminbi fluctuates and could change based on PRC governmental policies. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. The official exchange rate has remained stable over the past several years. However, any revaluation may materially and adversely affect a target business. Recently, the United States and other nations have been pressing China to increase the value of the Renminbi against the dollar and other currencies. If the Renminbi appreciates in value against the dollar prior to the consummation of a business combination, the cost of a target business as measured in dollars will increase.

Because Chinese law will govern almost all of any target business's material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

Chinese law will govern almost all of our target business' material agreements, many of which may be with Chinese governmental agencies. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Because, following our anticipated acquisition or merger, most of our directors and officers will reside outside of the United States, and substantially all of our assets will be located outside of the United States, it may be difficult for investors to enforce their legal rights against such individuals or with respect to such assets.

Following our anticipated acquisition or merger, most of our directors and officers will reside outside of the United States and, after the consummation of a business combination, substantially all of our assets will be located outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws.

If the PRC enacts regulations in our target business' proposed industry segments which forbid or restrict foreign investment, our ability to consummate a business combination could be severely impaired.

We initially intend to focus our search for target businesses in the PRC that are engaged in providing physical and logistical infrastructure and support services to the banking and financial services industry. Many of the rules and regulations that we would face are not explicitly communicated. If new laws or regulations forbid foreign investment in our proposed industries, they could severely impair our target businesses operations. Additionally, if the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

o levying fines;

o revoking our business and other licenses;

o requiring that we restructure our ownership or operations; and

o requiring that we discontinue any portion or all of our business.

If our management following a business combination is unfamiliar with United States securities laws as well as the Sarbanes Oxley Act, they may have to expend time and resources becoming familiar with such laws which could lead to various regulatory issues.

It is likely that, following a business combination, our management will resign from their positions as officers of the company and the management of the target business at the time of the business combination will remain in place. We cannot assure you that management of the target business will be familiar with United States securities laws. If new management is unfamiliar with our laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively following a business combination.

Following a business combination, we will be subject to the PRC's rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for "Foreign Exchange Registration Certificates for FIEs." Following a business combination, we will likely be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a "basic account" and "capital account." Currency translation within the scope of the "basic account," such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the "capital account," including capital items such as direct investment, loans and securities, still require approval of the SAFE. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC.

If certain exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct Chinese corporate withholding taxes from dividends we may pay to our stockholders following a business combination.

According to the PRC's applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors (the "Applicable Foreign Enterprises Tax Law"), income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax, unless the relevant income is specifically exempted from tax under the Applicable Foreign Enterprises Tax Law. Currently, profits derived by a stockholder, such as through dividends, from a PRC enterprise is exempted. However, if the foregoing exemption is removed in the future following a business combination, we may be required to deduct certain amounts from dividends we may pay to our stockholders to pay corporate withholding taxes.

Because any target business that we attempt to complete a business combination with will be required to provide our stockholders with financial statements prepared in accordance with and reconciled to United States generally accepted accounting principles, prospective target businesses may be limited.

In accordance with requirements of United States federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with U.S. generally accepted auditing standards. To the extent that a proposed target business does not have financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, and audited in accordance with U.S. GAAS, we will not be able to acquire that proposed target business. These financial statement requirements may limit the pool of potential target businesses which we may acquire.

Item 3. Description of Property.

Our principal place of business is 3490 Route One, Building 16A, Princeton, New Jersey 08540. We pay no rent for this space which we primarily use as a mailing address and limited office space. We do not believe that we will need to maintain an independent office at any time in the foreseeable future in order to carry out our plan of operations described herein.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

As of the date of this Registration Statement on Form 10-SB, we have a total of 10,000,300 shares of common stock issued and outstanding. The following table sets forth, as of the date of this Registration Statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold 5% or more of our outstanding common stock. Also included are the shares held by all executive officers and directors as a group.


---------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF                                              AMOUNT OF BENEFICIAL         PERCENT
BENEFICIAL OWNER  (1)                  POSITION                        OWNERSHIP (2)            OF CLASS
---------------------------------------------------------------------------------------------------------------------
First Merchant Bankers, Inc.          Principal                      10,000,000 shares          99.99%
                                       Shareholder
---------------------------------------------------------------------------------------------------------------------
Casey K. Tjang                        Director                            1,000 shares(2)          *
---------------------------------------------------------------------------------------------------------------------
David W. Jaffin                       Director                            1,000 shares(2)          *
---------------------------------------------------------------------------------------------------------------------
John A. Pell                          Director                            1,000 shares(2)          *
---------------------------------------------------------------------------------------------------------------------
Shares of all named executives,                                           3,000 shares(2)          *
And directors as a group (3 persons)
--------------------------------------------------------------------------------------------------------------------

* Less than 1%.

(1) The address for each of the listed persons is c/o United China Acquisitions I Corp., 3490 Route One, Building 16A, Princeton, New Jersey 08540.

(2) Messrs. Tjang, Jaffin and Pell are all principals of First Merchant Bankers, Inc.

The SEC maintains the view that securities issued by a blank check company such as ours cannot be resold under the exemption from registration provided by Rule 144 promulgated under the Securities Act of 1933 but must registered under the Securities Act of 1933.


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

Item 5. Directors, Executive Officers, Promoters and Control Persons.

The directors named below will serve until the next annual meeting of our stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board. There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

The directors and officers will devote their time to our affairs on an "as needed" basis, which, depending on the circumstances, could amount to as little as two hours per month, or more than forty hours per month, but more than likely will fall within the range of five to ten hours per month. There are no agreements or understandings for any officer or director to resign at the request of another person, and none of the officers or directors are acting on behalf of, or will act at the direction of, any other person.

Name                        Age                Position
----                        ---                --------

Casey K. Tjang              68                 President, Chairman and Director
David W. Jaffin             51                 Secretary and Director
John A. Pell                79                 Director

Casey K. Tjang has been our President, Chairman and a director since March 31, 2005. Since January 2005, he has been President and Chief Executive Officer, of Erudite Internet Systems, Inc. (EIS), an e-learning custom courseware provider of Internet corporate training and the Sarbanes-Oxley Act (SOX) custom training program. Since January 2000, Mr. Tjang has been Chairman and Chief Executive Officer of First Merchant Bankers, Inc., our majority shareholder. From September 2001 to December 2004, he was President and Chief Executive Officer of Knowledge Window, Inc., an e-learning developer and provider of internet-based education systems. From December 1995, until August 2000, he was with Leading Edge Packaging, Inc., a marketing, wholesaler and distribution company of consumer product packaging in the following capacities: director and Secretary since December 1995; Chief Financial Officer since September 1996 and President since September 1998. On August 16, 2000, Leading Edge Packaging, Inc., filed a Chapter XI petition and, on November 21, 2000, converted to Chapter VII under the United States Bankruptcy Code. Mr. Tjang has been a director of Kent Financial Services, Inc., a Nasdaq-listed company, since 1992.

David W. Jaffin has been our Secretary and a director since June 1, 2005. Since February 2000, he has served as President of Technical Coatings Laboratory LLC, a manufacturer of specialty coatings. Prior to that time, he served as Chief Financial Officer of Holopak Technologies Inc., which was listed on Nasdaq. Mr. Jaffin has a B.A. in economics from Harvard College and an M.B.A. from New York University.

John A. Pell has been a director since May 1, 2005. In 2000, Mr. Pell retired from a career in commercial banking in New York and London which included serving as a Vice President of Chase Manhattan Bank and Managing Director of London Interstate Bank. Prior to his retirement, he was Senior Vice President and Manager of the International Department of Midlantic National Bank (predecessor of PNC Bank) during which time, he arranged the sale of Midlantic Asia Ltd. to Standard Bank of South Africa.

Other Activities

Certain of our officers and directors may, from time to time, also be officers and/or directors of other blind pool or blank check companies. We and these other entities will be in competition with each other for prospective companies to acquire. See "Conflicts of Interest" below.

Conflicts of Interest

None of our officers or directors will devote more than a portion of his time to the affairs of the company. There will be occasions when the time requirements of our business conflict with the demands of the officers' other business and investment activities. Such conflicts may require that we attempt to employ additional personnel. We cannot be certain that the services of such persons will be available or that they can be obtained upon terms favorable to our business.

In particular, as described above, our officers and directors have formed or may form other pool or blank check companies which have structure and a business plan which is very similar to ours. These other companies would be in direct competition with our company for available business opportunities and would create the potential for conflicts of interest.

Item 6. Executive Compensation.

No officer or director has received any remuneration or compensation from the company. Until we obtain additional capital, we do not anticipate that any officer or director will receive additional compensation other than reimbursement for out-of-pocket expenses. See "Certain Relationships and Related Transactions." We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees, but the board of directors may recommend adoption of one or more such programs in the future.

Item 7. Certain Relationships and Related Transactions.

No officer, director, promoter, or affiliate of our company has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise. However, we have entered into an

We do not currently anticipate that any salary, consulting fee, or finder's fee will be paid to any of our directors or executive officers, or to any other affiliate except as described under "Executive Compensation" above.

Although management has no current plans to do so, we may enter into an agreement with an acquisition candidate requiring the sale of all or a portion of our common stock held by our current stockholders to the acquisition candidate or principals thereof, or to other individuals or business entities, or requiring some other form of payment to our current stockholders, or requiring the future employment of specified officers and payment of salaries to them. It is more likely than not that any sale of securities by our current stockholders to an acquisition candidate would be at a price substantially higher than that originally paid by such stockholders. Any payment to current stockholders in the context of an acquisition involving our company would be determined entirely by the largely unforeseeable terms of a future agreement with an unidentified business entity.

We have entered into an arrangement with First Merchant Bankers, Inc., our majority shareholder, pursuant to which it will provide funding for our initial operating expenses and advise and assist us in locating an appropriate target company and structuring an acquisition of such company in exchange for shares of our common stock which it has received. The extent of these services will vary with the nature of the business of the target company and the type of transaction involved. This majority shareholder has also advanced funding to us in the form of a demand loan.

Item 8. Description of Securities.

Common Stock

Our Articles of Incorporation authorize the issuance of 20,000,000 shares of common stock at .001 per share. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. In the election of directors, a plurality of the votes cast shall elect. In all other matters, the action shall be approved if the number of votes cast in favor of the action exceed the number of votes cast in opposition to the action.

Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of common stock are issued, the relative interests of then existing stockholders may be diluted.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value per share, which shares of preferred stock may be issued in one or more series at the discretion of the board of directors having such rights and preferences as they deem advisable.

Transfer Agent

We have not yet retained the services of a dedicated transfer agent but plan to do so as soon as the number of our shareholders requires it.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for the fiscal year ending December 31, 2005 containing financial statements audited by its independent certified public accountants. In the event we enter into a business combination with another company, it is the present intention of management to continue furnishing annual reports to stockholders.

Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to comply with the periodic reporting requirements of the Securities Exchange Act of 1934.

                                     PART II

ITEM 1. Market Price and Dividends on the Registrant's Common Equity and Other Shareholder Matters

No public trading market exists for our securities. As of the date of this registration statement, there are four holders of record of our company's common stock. No dividends have been paid to date and our board of directors does not anticipate paying dividends in the foreseeable future.

ITEM 2. Legal Proceedings

The company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.

No director, officer or affiliate of the company, and no owner of record or beneficial owner of more than 5.0% of the securities of the company, or any associate of any such director, officer or security holder is a party adverse to the company or has a material interest adverse to the company in reference to pending litigation.

ITEM 3. Changes in and Disagreements with Accountants.

Not applicable.

ITEM 4. Recent Sales of Unregistered Securities.

On May 1, 2005, we issued 1,000,000 shares of our common stock to First Merchant Bankers, Inc., at par value, the proceeds of which were used to cover our initial operating costs. On that same date, we issued 1,000 shares of our common stock, also at par value, to each of our directors and officer. All of the aforesaid shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as they were not issued in connection with a public offering.

ITEM 5. Indemnification of Directors and Officers

Our Articles of Incorporation and By-laws include provisions requiring us to provide indemnification for officers, directors, and other persons who perform services on behalf of the Corporation to the fullest extent permitted by law. In addition, under the terms of the Delaware General Corporation Law, we have the power to indemnify any person who is or was a party to any proceeding by reason of the fact that he or she is or was serving as an officer, director, employee or agent of the company. The company may not provide such indemnification unless the person seeking it acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Parits & Company, P.A.

================================================================================



                       UNITED CHINA ACQUISITIONS I CORP.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT

                 FROM INCEPTION (MARCH 8, 2005) TO MAY 31, 2005


================================================================================

Paritz & Company, P.A.                                15 Warren Street, Suite 25
                                                    Hackensack, New Jersey 07601
                                                                   (201)342-7753
                                                             Fax: (201) 342-7598
                                                      E-Mail: paritz @paritz.com
--------------------------------------------------------------------------------

  Certified Public Accountants


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
United China Acquisitions I Corp.
(A Development Stage Company)

We have audited the accompanying balance sheet of United China Acquisitions I Corp. (A Development Stage Company) as of May 31, 2005 and the related statements of operations and cash flows for the period from inception (March 8, 2005 to May 31, 2005). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business; however, currently such realization of assets and liquidation of liabilities are subject to significant uncertainties.

As shown in the accompanying financial statements, as of May 31, 2005, the Company's current liabilities exceeded it current assets by $9,869 and its total liabilities exceeded its total assets by $9,869. These factors, among others, indicate that the Company may be unable to continue existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The appropriateness of the Company to continue using the aforementioned basis of accounting is dependent upon, among other things, the ability to: (1) obtain profitability and positive cash flow from ongoing operations and (2) maintain and increase existing credit facilities or raise additional capital.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United China Acquisitions I Corp. (A Development Stage Company) as of May 31, 2005, and the results of its operations and its cash flows for the period from inception (March 8, 2005) to May 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

                                                          Paritz & Company, P.A.

Hackensack, New Jersey
May 31, 2005

                        UNITED CHINA ACQUISITIONS I CORP.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                  MAY 31, 2005
================================================================================

                                     ASSETS

CURRENT ASSETS:
  Prepaid expenses                                                  $     3,131
                                                                    -----------

TOTAL  ASSETS                                                       $     3,131
                                                                    ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Note payable - stockholder                                        $    12,997
                                                                    -----------

     TOTAL CURRENT LIABILITIES                                           12,997
                                                                    -----------

STOCKHOLDER'S DEFICIENCY:
  Common stock, $.001 par value
    20,000,000 shares authorized
    10,000,000 shares issued and outstanding                             10,003
                                                                    -----------
 Accumulated deficit                                                    (19,869)
                                                                    -----------

     TOTAL STOCKHOLDER'S DEFICIENCY                                      (9,866)
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY                      $     3,131
                                                                    ===========

================================================================================

                        See notes to financial statements

                        UNITED CHINA ACQUISITIONS I CORP.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                 FROM INCEPTION (MARCH 8, 2005) TO MAY 31, 2005
================================================================================

REVENUES                                                            $        --

GENERAL AND ADMINISTRATIVE EXPENSES:
  Organization and related expenses                                      19,869
                                                                    -----------

NET LOSS AND ACCUMULATED DEFICIT                                    $   (19,869)
                                                                    ===========

Basic and diluted loss per share                                    $      0.00
                                                                    ===========

Weighted average number of common shares outstanding                 10,000,000
                                                                    ===========

================================================================================

                        See notes to financial statements

                        UNITED CHINA ACQUISITIONS I CORP.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                 FROM INCEPTION (MARCH 8, 2005) TO MAY 31, 2005
================================================================================

OPERATING ACTIVITIES:
  Net loss                                                          $   (19,869)
  Changes in operating assets and liabilities:
    Prepaid expenses                                                     (3,131)
                                                                    -----------

NET CASH USED IN OPERATING ACTIVITIES                                   (23,000)
                                                                    -----------

FINANCING ACTIVITIES:
 Issuance of common stock                                                10,003
 Advances from stockholder                                               12,997
                                                                    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                23,000
                                                                    -----------

INCREASE IN CASH AND CASH - END OF PERIOD                           $         0
                                                                    ===========

================================================================================

                        See notes to financial statements

                        UNITED CHINA ACQUISITIONS I CORP.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 2005
================================================================================

1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation - development stage company

      The Company has not earned any revenue from operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise", as set forth in financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholder's equity and cash flows disclose activity since the date of the Company's inception.

      Accounting method

      The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31st.

      Deferred income taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

2     GOING CONCERN

      The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. The Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer non-cash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing, or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

3     NOTE PAYABLE - STOCKHOLDER

      The note payable - stockholder is non-interest bearing and due on demand.

================================================================================

4     INCOME TAXES

      The Company has a deferred tax asset of approximately $4,000 resulting from available net operating loss carryforwards, for which a valuation allowance has been provided.

      The Company has available net operating loss carryforwards for tax purposes of approximately $21,500 which expire in 2025.

                                    PART III

Item 1. Index to Exhibits

The Exhibits listed below are filed as part of this Registration Statement.




Exhibit No.                    Document

  3.1                          Articles of Incorporation

  3.2                          By-Laws


                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 6, 2005

                                         UNITED CHINA ACQUISITIONS I CORP.



                                         By: /s/ Casey K. Tjang
                                            ----------------------------
                                             Casey K. Tjang,
                                             President and Chairman


                                       14